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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-119264 of Education Realty Trust, Inc. of our report dated December 7, 2004, relating to the financial statements of Education Realty Trust, Inc. as of September 30, 2004 and for the period July 12, 2004 (date of formation) through September 30, 2004, our report dated December 7, 2004, relating to the combined financial statements of Education Realty Trust Predecessor as of September 30, 2004, December 31, 2003 and 2002 and for the nine months ended September 30, 2004 and each of the three years in the period ended December 31, 2003, our report dated November 22, 2004 relating to the combined statements of certain revenues and certain expenses of the JPI Portfolio for the nine months ended September 30, 2004 and the year ended December 31, 2003, our report dated September 21, 2004, relating to the financial statements of National Development/Allen & O'Hara CUPA, LLC as of December 31, 2003 and for the period from April 1, 2003 (date operations commenced) to December 31, 2003 and our report dated September 21, 2004, relating to the financial statements of Hines/AOES, LLC as of December 31, 2001 and for the year then ended, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Financial Data", "Selected Financial Data" and "Experts" in such Prospectus.


                        /s/ Deloitte & Touche LLP

                        Memphis, Tennessee
                        January 21, 2005